Exhibit 99.1

For Release 12/2	Contact:	John Brine
(212)254-8280

STONEPATH GROUP NAMES BOB AROVAS PRESIDENT AND CFO

SEATTLE, WA, December 2, 2005 — Stonepath Group (AMEX: STG), a global logistics services organization, today announced that its President, Mr. Arovas, has also assumed the position of Chief Financial Officer, effective December 1, 2005.  Tom Scully, who held the title previously, has resigned in connection with the company relocating its headquarters from Philadelphia to Seattle earlier this year.

As President and CFO, Mr. Arovas will continue to play a key role on the Stonepath executive team, with responsibilities that include finance, reporting, administration and legal.

Mr. Arovas, who joined the Company as President in October 2004, is a logistics industry veteran with over 20 years of experience in finance and accounting and extensive knowledge of transportation.  Prior to Stonepath, Mr. Arovas served as President and CEO of GeoLogistics, a large, non-asset based global logistics provider.  Before GeoLogistics, he served as CFO of BAX Global and Fritz Companies.

Dennis Pelino, Chairman of the Board, commented, “I’m very pleased Bob is taking on the CFO role.  Bob hit the ground running in late 2004 at a critical time for the Stonepath organization and he was successful in executing many of the operational and financial changes that helped position Stonepath for future growth, stability and profitability.”

Pelino continued, “With broad logistics and capital markets experience gained while leading large, diverse global businesses, Bob brings a maturity and depth of experience that will be critical as we enter 2006 a stronger and more competitive company.”

Mr. Arovas, added, “Much has been done to restructure the Company’s financings and integrate many of our acquired businesses.  These efforts will continue with enhanced management reporting and improved internal controls.  The Company is well positioned for future growth and success as a result of the many changes that we have made across the organization.  We are very excited about the opportunities that lie ahead as the transportation logistics industry continues to grow and consolidate, and I look forward to helping Stonepath achieve its goal of becoming one of the premier brands delivering cutting-edge transportation logistics solutions worldwide.”

About Stonepath Group (AMEX:STG)

Stonepath (www.stonepath.com) is a global, third-party logistics organization providing a full range of transportation and distribution solutions to multinational and local businesses, including a diverse client mix of retail leaders, automotive and technology concerns, government agencies and defense contractors. Through an aggressive acquisition strategy and strong organic growth, the Company has expanded rapidly, establishing a network of owned operations throughout the U.S., the Asia-Pacific region and Latin America. For more information about the Company, please contact John Brine at (212) 254-8280.